Exhibit 5.1

                              DAVID GOLDBERG
                        Vice President and Counsel
                            701 Western Avenue
                      Glendale, California 91201-2397

                              March 20, 1998

PS Business Parks, Inc.
701 Western Avenue
Glendale, California 91201-2397

Gentlemen:

        As Vice President and Counsel of PS Business Parks, Inc. (the "Company"), I have examined the Registration Statement on Form S-8, which is being filed by the Company on or about the date hereof with the Securities and Exchange Commission (the "Registration Statement"), relating to the offer and sale of up to 1,500,000 shares of the Company's Common Stock, par value $.01 per share (the "Securities"), pursuant to the 1997 Stock Option and Incentive Plan (the "Plan").

        I am familiar with the proceedings taken and proposed to be taken by you relating to the authorization and issuance of the Securities in the manner set forth in the Registration Statement and the Plan.

        Subject to the taking of the contemplated proceedings in connection with the foregoing matters, I am of the opinion that the Securities, when issued and sold in the manner set forth in the Registration Statement and the Plan, will be legally issued and outstanding, fully paid and non-assessable.

        I hereby consent to the reference to me under the caption "Legal Opinions" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ DAVID GOLDBERG